Key Energy Services, Inc.
                          Two Tower Center, 20th Floor
                           East Brunswick, New Jersey



                                                         As of January 4, 1999

William C. McCurdy
2342 West Briargate
Bryan, Texas 77802

                                                EMPLOYMENT AGREEMENT
                                                 (this "Agreement")

Dear Bill:

Key Energy Services, Inc., a Maryland corporation formerly known as Key Energy Group, Inc. (the ACompany@), with its principal offices at the address set forth above, and you, an individual with your address set forth above, agree as follows:

1. Employment; Term. The Company agrees to employ you, and you agree to devote your full time and best efforts to serve as a Vice President - Eastern Operations of the Company. Your employment will commence effective as of January 4, 1999 (the ACommencement Date@) and continue until the close of business on January 3, 2002, subject to extension as provided in this
     Section 1(a), unless sooner terminated in accordance with this Agreement (the AInitial Employment Period@). On each January 4, commencing with January 4, 2000, the term of your employment will be automatically extended for a period of twelve (12) months unless either you or the Company gives written notice to the other, no later than thirty (30) days prior to the relevant January 4, that such automatic extension shall not occur. The Initial Employment Period, together with any extensions, until termination in accordance herewith is referred to herein as the AEmployment Period.@

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                                                               3
2. Salary; Bonus; Expenses. During the Employment Period, the Company will pay a salary to you at the annual rate of not less than One Hundred Sixty Thousand Dollars ($160,000) per year (the ABase Salary@), payable in substantially equal installments in accordance with the Company=s existing payroll practices, but no less frequently than monthly. For each fiscal year of the Company commencing after June 30, 1998, you shall be eligible to participate in an incentive plan for the Company=s executives, key employees and other persons involved in the business of the Company and its subsidiaries (the AIncentive Plan@) and in the Company=s stock-based incentive plans outstanding from time to time. Under the Incentive Plan, you shall be eligible to earn a cash bonus, payable within ninety (90) days after each fiscal year end, of up to fifty percent (50%) of your Base Salary, such amount to be determined by the Board based upon the level of achievement of certain goals to be mutually established by you and the President of the Company (subject to Board approval). You will be reimbursed by the Company for reasonable travel, lodging, meal and other expenses incurred by you in connection with performing your services hereunder in accordance with the Company=s policies from time to time in effect. You will be entitled to a vehicle allowance of $700 per month (plus reimbursement for fuel and excess mileage in accordance with the Company=s expense reimbursement policies from time to time in effect).

3. Benefit Plans; Vacations. You will be entitled during the Employment Period to not less than 15 vacation days and such other fringe benefits, including, without limitation, group medical and dental, life, executive life, accident and disability insurance, retirement plans and supplemental and excess retirement benefits as the Company may provide from time to time for its senior management.

     4. Severance. In the event you are terminated (i) by the Company other than for Cause (defined below) or (ii) automatically as a result of the Company=s providing notice to you that automatic extension of the Employment Period shall not occur, you will be entitled to receive severance compensation at your Base Salary at the monthly rate in effect on the termination date, payable monthly in arrears, during that period of time after the termination date equal to the Severance Period (defined below); provided, however, that (A) in the event your employment should be terminated by the Company other than for Cause within six months following a Change of Control (defined below) or in anticipation of a Change of Control, the severance compensation referred to above shall be paid in one lump sum on the date of such termination, and (B) in the event your employment should be terminated by the Company as a result of your disability, then the severance compensation referred to above shall be reduced by the amount of any disability insurance proceeds actually paid to you or for your benefit during the Severance Period. As used in this Agreement, the term ACause@ shall mean the willful and continued failure by you to substantially perform your duties hereunder (other than any such willful or continued failure resulting from your incapacity due to physical or mental illness or physical injury), or the willful engaging by you in misconduct which is materially injurious to the Company, monetarily or otherwise, or your conviction of a felony by a court of competent jurisdiction. As used in this Agreement, the term AChange of Control@ shall have that meaning set forth in the Key Energy Group, Inc. 1997 Incentive Plan. As used in this Agreement, the term ASeverance Period@ shall mean a period of time equal to either
          (i) 12 months or (ii) the number of months that has passed from the Commencement Date through the date of termination rounded up to the next whole month, whichever period of time is shorter.

     5. Period. The compensation pursuant to Section 4 hereof), you shall not, directly or indirectly, without the prior written consent of the Company, participate or engage in, whether as a director, officer, employee, advisor, consultant, stockholder, partner, joint venturer, owner or in any other capacity, any business engaged in the business of furnishing oilfield services (a ACompeting Enterprise@); provided, however, that you shall not be deemed to be participating or engaging in any such business solely by virtue of your ownership of not more than five percent of any class of stock or other securities which is publicly traded on a national securities exchange or in a recognized over-the-counter market; and, for that same period of time, you shall not, directly or indirectly, solicit, raid, entice or otherwise induce any employee of the Company or any of its subsidiaries to be employed by a Competing Enterprise. You hereby agree and acknowledge that a portion of the consideration to be paid by the Company to you pursuant to this Agreement is consideration for your covenants under this
          Section 5 and such consideration is fair and adequate whether or not you receive any severance compensation pursuant to Section 4 hereof.

     6. Termination of Prior Agreements. Effective as of the Commencement Date, all prior agreements and understandings between you and the Company regarding your employment relationship with the Company, whether oral or written (including that certain Employment Agreement dated as of January 4, 1999 that may or may not have been executed by you and the former Chief Operating Officer of the Company), are hereby terminated and of no further force or effect.

If this Agreement correctly sets forth your understanding of the agreement between the Company and you, please indicate your agreement hereto by signing this Agreement in the space for that purpose below.

                                       KEY ENERGY SERVICES, INC.


                                       By:
                                          Francis D. John
                                           President and Chief Executive Officer

ACCEPTED AND AGREED:



William C. McCurdy
Date:    May 11, 1999 (but to be effective as of January 4, 1999)